UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 5, 2020

DASAN ZHONE SOLUTIONS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-32743	22-3509099
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

7195 Oakport Street

Oakland, California 94621

(Address of Principal Executive Offices, Including Zip Code)

(510) 777-7000

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.001 par value	DZSI	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

4836-0355-9350.3

Item 1.01 Entry into Material Definitive Agreement.

On March 5, 2020, DASAN Network Solutions, Inc. (“DNS Korea”), a corporation organized under the laws of the Republic of Korea, and an indirect, wholly owned subsidiary of DASAN Zhone Solutions, Inc. (the “Company”), entered into a Loan Agreement (the “Loan Agreement”) with DASAN Networks, Inc. (“DNI”), a corporation organized under the laws of the Republic of Korea (the “March 2020 DNI Loan”). DNI is a significant stockholder of the Company, holding approximately 44.4% of the Company’s outstanding common stock. In addition, DNI, itself or through its affiliates, is an existing lender to, and a party to various commercial arrangements with, the Company and certain of its subsidiaries. The Company’s various relationships with DNI and its affiliates is more particularly described in the Company’s periodic reports filed with the Securities and Exchange Commission (“SEC”) from time to time, including its most recent Quarterly Report on Form 10-Q filed with the SEC on November 13, 2019.

The March 2020 DNI Loan was negotiated and approved on behalf of the Company and certain of its subsidiaries by a special committee of the Board of Directors of the Company (the “Special Committee”) consisting of directors, each of whom was determined to be independent from DNI. The March 2020 DNI Loan consists of a term loan in the amount of KRW 22.4 billion (US$18.5 million) with interest payable semi-annually at an annual rate of 4.6% and maturing on March 11, 2022. Except upon the occurrence of an event of default and acceleration of the loan following such event of default, no principal payments are due on the March 2020 DNI Loan until the maturity date, but DNS Korea may prepay the loan, or a portion thereof, without penalty or premium.

In connection with and as security for the Loan Agreement, on March 5, 2020, DNS Korea entered into an Intellectual Property Pledge Agreement with DNI (the “IP Agreement”) and DNS Korea and its sole stockholder, DASAN Network Solutions, Inc., a California corporation (“DNS California”) entered into a Share Pledge Agreement with DNI (the “Share Pledge Agreement,” and together with the Loan Agreement and the IP Agreement, the “Loan Documents”). Pursuant to the Loan Documents, DNS Korea granted a security interest in favor of DNI over certain assets of DNS Korea, including its intellectual property assets, personal property assets and inventory, and DNS California pledged all of the outstanding shares of DNS Korea to DNI.

The Company anticipates that the March 2020 DNI Loan will be funded, and the proceeds thereof disbursed to DNS Korea, on or about March 12, 2020. The Company intends to utilize a portion of the proceeds received from the March 2020 DNI Loan to pay off and terminate the obligations of the Company and its subsidiaries under that certain Revolving Credit, Term Loan, Guaranty and Security Agreement and that certain Export-Import Revolving Credit, Guaranty and Security Agreement, in each case dated February 27, 2019 with PNC Bank, National Association (“PNC Bank”) and Citibank, N.A. as lenders, and PNC Bank as agent for the lenders.

The foregoing description of the March 2020 DNI Loan and the Loan Documents is qualified in its entirety by reference to the English-language translations of the Loan Agreement, the IP Agreement and the Share Pledge Agreement, which are filed as Exhibits 10.1, 10.2 and 10.3, respectively, to this Current Report on Form 8-K.

Forward-Looking Statements

This report contains forward-looking statements regarding future events that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934.  These statements are based on current expectations and reflect the beliefs and assumptions of the Company’s management as of the date hereof.  Words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “target,” “will,” “would,” variations of such words, and similar expressions are intended to identify forward-looking statements. The Company’s actual results could differ materially and adversely from those expressed in or contemplated by the forward-looking statements. Factors that could cause actual results to differ include, but are not limited to, the performance by DNI of its obligations under the Loan Documents; the effects that the COVID-19, or coronavirus, may have on international commerce generally, or our business specifically, including as a result of travel bans related thereto, disruption of supply chain and softening of demand for our products. In addition, please refer to the risk factors contained in the Company’s SEC filings available at www.sec.gov, including without limitation, the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update or revise any forward-looking statements for any reason.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is hereby incorporated by reference in its entirety into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1	Loan Agreement dated March 3, 2020 and entered into as of March 5, 2020 by and between DNI and DNS Korea.

10.2	Intellectual Property Pledge Agreement dated March 3, 2020 and entered into as of March 5, 2020 by and between DNI and DNS Korea.

10.3	Share Pledge Agreement dated March 3, 2020 and entered into as of March 5, 2020 by and among DNI, DNS California and DNS Korea.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 10, 2020	DASAN Zhone Solutions, Inc.

	By:	/s/ Thomas J. Cancro
Thomas J. Cancro
Chief Financial Officer and Treasurer, (Principal Financial and Accounting Officer)